                              AMENDED AND RESTATED

                            STOCK PURCHASE AGREEMENT

                                       AND

                          AGREEMENT AND PLAN OF MERGER



                            SALEX HOLDING CORPORATION

                                       AND

                             SALEX INDUSTRIES, INC.

                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT
                                       AND
                          AGREEMENT AND PLAN OF MERGER



                  AMENDED AND RESTATED STOCK PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER dated as of September ___, 1996 (the "Agreement"), among Salex Holding Corporation, a Delaware corporation ("Salex"); Salex Industries, Inc., a Delaware corporation and a wholly-owned subsidiary of Synergistic Holdings Corp., a Delaware corporation ("Subsidiary"); Synergistic Holdings Corp., a Delaware corporation ("Synergistic"); Salex Fleet Specialist Corp., a New York corporation, Salex Fleet Management Corp., a New York corporation, Salex National Account Corp., a New York corporation, Salex Salvage Disposal Corp., a New York corporation, and Salex Financial Services Corp., a New York corporation (collectively, the "Salex Subsidiaries"), Salvatore Crimi ("Crimi"), the Salvatore Crimi Family Limited Partnership ("Crimi Partnership"), Pershing Sun ("Pershing"), Jennifer Sun ("Jennifer"), Michael Sun ("Michael"), Harrison
A. Fitzpatrick ("Harrison"), Francis X. Fitzpatrick ("Francis") and Susan Tauss Giovinco ("Susan") (collectively the "Salex Stockholders"), and T. Marshall Swartwood and Thomas M. Swartwood (collectively, the "Swartwood Stockholders").

                              W I T N E S S E T H :

                  WHEREAS, Salex and the Salex Subsidiaries manage the maintenance and repair of fleets of automobiles and small trucks which are owned, leased, and operated by corporate customers on a nationwide basis (the "Business"); and

                  WHEREAS, Synergistic currently owns 1,943,400 shares of Common Stock of Salex constituting 24.6% of the issued and outstanding shares of Common Stock of Salex, par value $0.01 per share ("Salex Common Stock"), and now desires to acquire the entire Business by means of the purchase of 1,453,600 shares of Salex Common Stock from Crimi and the immediate merger of Subsidiary with and into Salex; and

                  WHEREAS, the Board of Directors of Synergistic, the Board of Directors of Subsidiary, Synergistic, as the sole stockholder of Subsidiary, and the Board of Directors of Salex and the Salex Stockholders have (a) determined that it is in the best interests of their respective companies for Subsidiary to be merged with and into Salex upon the terms and subject to the conditions set forth herein; (b) approved the merger of Subsidiary with and into Salex (the "Merger") in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), and upon the terms and subject to the conditions set forth herein; (c) executed a Stock Purchase Agreement and Agreement and Plan of Merger dated as of June 27, 1996 (the "Merger Agreement"); and (d) have determined that it is in the best interests of their respective companies to amend and restate the Merger Agreement in its entirety upon the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                  1.  The Transaction.

                           1.1. The Stock Purchase.

                                1.1.1. (a) Agreement of Purchase and Sale of
Certain of Crimi's Salex Common Stock. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, immediately prior to the Effective Time provided below in Subsection 1.2.2, and subject in all respects to the consummation of the Merger and the occurrence of the conditions set forth in
Section 6.2 hereof, which the parties acknowledge shall be an express condition subsequent to the transfer of the Crimi Shares (as hereafter defined), Crimi shall sell, convey, assign, transfer and deliver to Synergistic, and Synergistic shall purchase from Crimi, good and marketable title to 1,453,600 shares of Salex Common Stock owned by him (the "Crimi Shares"), which shares, immediately after the consummation of such sale, shall represent 18.4% of the issued and outstanding Salex Common Stock, on a fully-diluted basis, free and clear of any and all liens, claims, charges or encumbrances of any nature whatsoever, subject to the Crimi Obligation to AG, described in paragraph (b) below.

                                               (b) The foregoing representations
are subject to the obligations of Crimi to Alex Gianoplus ("AG") pursuant to that certain Memorandum of Sale dated October 12,

1989, and related promissory notes, pursuant to which Crimi purchased a portion of Crimi's Salex Common Stock from AG (the "Crimi Obligation to AG").

                                1.1.2. Crimi Shares Purchase Price. The purchase
price for the Crimi Shares shall be $2,000,000 (the "Crimi Share Purchase Price"), represented by two promissory notes of Synergistic in the form of Exhibits 1.1.2A and 1.1.2B hereto (the "Notes").

                                1.1.3. Closing. The closing of the sale and
purchase of the Crimi Shares provided for herein shall take place on or before 10 A.M. at the offices of Tenzer Greenblatt LLP immediately prior to the Effective Time.

                   Subject to the terms and conditions herein contained, at the Closing, Synergistic shall deliver to Crimi (in addition to any other documents and instruments to be delivered by it pursuant to this Agreement), the Crimi Share Purchase Price represented by the Notes.

                   Subject to the terms and conditions herein contained, Crimi shall deliver to Synergistic (in addition to the documents and instruments to be otherwise delivered pursuant to this Agreement) stock certificates and stock powers endorsed in blank representing the Crimi Shares free and clear of all liens, claims, charges and encumbrances of any nature whatsoever (other than the Crimi Obligation to AG) and all third party governmental, administrative and other third party consents and approvals, as shall be, in the reasonable opinion of Synergistic, necessary or appropriate in order to convey, transfer and assign to and vest in Synergistic good and marketable right, title and interest in and to the Crimi Shares, free and clear of all liens, security interests, claims, charges and encumbrances of any nature whatsoever, but in the case of Crimi personally, subject to the Crimi Obligation to AG.

                           1.2.  The Merger of Salex and the Subsidiary.

                                     1.2.1.  Merger.  At the Effective Time (as
defined in Subsection 1.2.2), and subject to and upon the terms and conditions of this Agreement and the Delaware Law, Subsidiary shall be merged with and into Salex, the separate corporate existence of Subsidiary shall cease, and Salex shall continue as the surviving corporation. Salex, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

                                    1.2.2.  Effective Time.  As promptly as
practicable after the satisfaction or waiver of the conditions set forth in
Section 6, Subsidiary and Salex shall cause the Merger to be consummated by filing a Certificate of Merger (the "Agreement of Merger") with the Secretary of State of the State of Delaware in the form of Exhibit 1.2.2 hereto and making such other filings as may be required by Delaware Law, in such form as required by and executed in accordance with such laws (the time of the last of such filings to be made being the "Effective Time").

                                    1.2.3.  Effect of the Merger.  At the
Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law.

                                    1.2.4.  Certificate of Incorporation; By-
Laws.

                                              (a) The Certificate of
Incorporation of Salex, as in effect immediately prior to the Effective Time (annexed hereto as Exhibit 1.2.4(a), shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law or such Certificate of Incorporation.

                                              (b) The By-Laws of Salex, as in
effect immediately prior to the Effective Time (annexed hereto as Exhibit 1.2.4(b)), shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law or the Certificate of Incorporation of the Surviving Corporation or the By-Laws of the Surviving Corporation.

                                    1.2.5. Directors and Officers of Salex and
Synergistic.

                                              (a) The Board of Directors of
Salex shall become the initial directors of the Surviving Corporation and Richard Belz, Crimi and four persons designated by Crimi shall be additional directors of Synergistic, each to hold office in accordance with applicable law, the Certificate of Incorporation and By-Laws of the Surviving Corporation and of Synergistic, respectively, until resignation, removal or replacement. Immediately prior to the Merger, and as a condition thereto, Synergistic and the Swartwood Stockholders shall cause the Board of Directors of Synergistic to be expanded to seven (7) Directors and cause Richard Belz, Crimi and four persons designated by Crimi to be elected as Directors of Synergistic and shall undertake all filings as shall be required in connection with the election and maintenance of ______________________ in such positions.

                                    1.2.6.  Conversion of Securities.  At the
Effective Time, by virtue of the Merger:

                       (a) Any share of Salex Common Stock held in the treasury of Salex shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                       (b) Any share of Salex Common Stock owned by Synergistic (including the Crimi Shares) shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto (except in connection with the purchase thereof in accordance with the provision of Subsection 1.1 hereof).

                       (c) All of the 4,503,000 issued and outstanding shares (the "Shares") of the Salex Common Stock owned by the Salex Stockholders shall be converted into the right to receive in the aggregate (i) 4,003,165 shares of Common Stock, par value $.01 per share, of Synergistic ("Synergistic Common Stock") and (ii) 1,000 shares of Series B Convertible Preferred Stock (the "Synergistic Preferred Stock"). Upon the filing by Synergistic of a Certificate of Amendment increasing the authorized capital stock of the Company, each share of Synergistic Preferred Stock shall be convertible into 2,059.106 shares of Synergistic Common Stock. The shares of Synergistic Common Stock delivered at the Effective Time, together with the shares of Synergistic Common Stock into which the Synergistic Preferred Stock is convertible, represent, in the aggregate, 51% of the fully diluted issued and outstanding shares of common stock of Synergistic (the "Share Consideration"). Such 51% shall be calculated before the further dilution effect of the conversion rights of holders of shares of convertible preferred stock and warrants to purchase shares of Salex Common Stock, which securities shall be converted into shares of securities of Synergistic in accordance with the terms of Subsection 1.2.6(d) below.

                       (d) Each issued and outstanding share of 8.5% Series A Preferred Convertible Stock, liquidation value $100 per share ("Salex Preferred"), and each Warrant, each exercisable for one share of Common Stock of Salex ("Salex Warrants") shall be converted into an identical share of preferred stock of Synergistic, in the case of the Salex Preferred, and into a warrant of Synergistic bearing identical terms and conditions as the Salex Warrants.

                       (e) Shares of the common stock, par value $.01 per share, of the Subsidiary issued and outstanding at the Effective Time shall remain outstanding and unchanged and shall constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

                       (f) At the Effective Time, the stock transfer books of Salex shall be closed and there shall be no further registration of transfers of any shares of Salex Common Stock thereafter on the records of Salex.

                       (g) From and after the Effective Time, the holders of certificates evidencing ownership of shares of Salex Common Stock shall cease to have any rights with respect to Salex Common Stock, except as otherwise provided herein or by law.

                       (h) Notwithstanding anything to the contrary in this Subsection 1.2.6, no party hereto shall be liable to a holder of a certificate or certificates formerly representing Shares for any amount properly paid to a public official pursuant to any applicable property, escheat or similar law.

                  2. Representations and Warranties as to Salex. Salex and each of the Salex Subsidiaries, jointly and severally, and each of the Salex Stockholders (other than Harrison, Francis and Susan), severally only represent and warrant to Synergistic and Subsidiary as follows:

                           2.1.  Organization, Standing and Power.  Salex and
each Salex Subsidiary are corporations duly organized, validly existing and in good standing under the laws of the state of their incorporation, with full corporate power and corporate authority to (a) own, lease and operate their properties, (b) carry on their business as currently conducted by them and (c) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by them pursuant hereto. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by Salex or any Salex Subsidiary, or the conduct of their respective businesses makes it necessary for Salex or any Salex Subsidiary to qualify to do business as a foreign corporation, where the failure to so qualify would have a material adverse effect on the business, operations or financial condition of Salex. True and complete copies of the Certificate of Incorporation of Salex and of each Salex Subsidiary and all amendments thereto, and of the By-Laws of Salex and of each Salex Subsidiary, as amended to date, have heretofore been furnished to Synergistic and Subsidiary. Minute books of Salex and of each Salex Subsidiary heretofore exhibited to Synergistic contain complete and accurate records of all meetings and other corporate actions of each corporation's stockholders and Board of Directors (including committees of its Boards of Directors).

                           2.2.  Capitalization.

                       (a) The authorized capital stock of Salex consists of 15,000,000 shares of Salex Common Stock, of which 7,900,000 shares are issued and outstanding, and 5,000,000 shares of preferred stock, of which no shares are issued and outstanding. All issued shares of the Salex Common Stock have been duly and validly issued and are fully paid and nonassessable and are free and clear of any liens, claims, charges or encumbrances of any nature whatsoever, except in the case of Crimi personally, the Crimi Obligation to AG. Except as set forth in Schedule 2.3, there are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character to which Salex is a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, outstanding, or authorized and unissued shares of Salex Common Stock. There are no preemptive or similar rights attached to the Salex Common Stock.

                       (b) The authorized capital stock of the Salex Subsidiaries and the shares thereof which are issued and outstanding are set forth on Schedule 2.2 hereof. All issued shares of the Salex Subsidiaries capital stock have been duly authorized, validly issued and outstanding and are fully paid and nonassessable and owned of record and beneficially by Salex. Other than with respect to the Series A Preferred Stock and related warrants contemplated by the Redstone Private Placement, there are no outstanding options, warrants, rights, puts, calls, commitments, exchange, conversion rights, plans or other agreements of any character to which the Salex Subsidiaries or the Salex Stockholders are a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, or authorized and unissued shares, of the Salex Subsidiaries capital stock. There is no personal liability, and there are no preemptive or similar rights, attached to the Salex Subsidiaries capital stock.

                           2.3.  Ownership of Salex Common Stock.  The Salex
Stockholders have good and marketable title to all shares of the issued and outstanding shares of Salex Common Stock, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever (except for federal and state securities law restrictions of general applicability and the Crimi Obligation to AG), and on the Closing Date will own all of such Salex Common Stock, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever (except for federal and state securities law restrictions of general applicability and the Crimi Obligation to
AG), including, but not limited to, any claims by any present or former stockholders of Salex. Set forth on Schedule 2.3, is a complete and correct list of the names, addresses and record and beneficial stock ownership of the Salex Stockholders, all of which shares are owned by the person listed thereon free and clear of all claims, liens and encumbrances of any nature whatsoever (except with respect to the Crimi Obligation to AG). Other than with respect to the holders of Series A Preferred Stock and related warrants contemplated by the Redstone Private Placement, no holders of any of the securities of Salex have any rights, "demand," "piggy-back" or otherwise, to have such securities registered under the Securities Act of 1933, as amended, except as otherwise set forth on Schedule 2.3.

                           2.4.  Interests in Other Entities.

                       (a) Salex does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation except the Salex Subsidiaries, as set forth on Schedule 2.2(b), (ii) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, and (iii) have any obligation, direct or indirect, present or contingent, (A) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any other person or entity, or (B) to share any profits or capital investments or both.

                                            (b) None of the Salex Stockholders
(i) owns, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation engaged in the same or similar business to that business engaged in by Salex or the Salex Subsidiaries at the Effective Time (other than not more than one percent (1%) of the publicly-traded capital stock of corporations engaged in such business, which stock is held solely for investment purposes); (ii) has any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity engaged in the same or similar business to that business engaged in by Salex and the Salex Subsidiaries at the Effective Time; and (iii) has any obligation, direct or indirect, present or contingent, (A) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any other person or entity engaged in the same or similar business to that business engaged in by Salex or the Salex Subsidiaries at the Effective Time, or (B) to share any profits or capital investments or both from a entity engaged in the same or similar business to that business engaged in by Salex or the Salex Subsidiaries at the Effective Time.

                           2.5.  Authority.  The execution and delivery by
Salex of this Agreement and of all of the agreements to be executed and delivered by Salex and the Salex Subsidiaries pursuant hereto (collectively, the "Salex Documents"), the performance by Salex and the Salex Subsidiaries of their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Salex and the Salex Subsidiaries. The Salex Stockholders are individuals or entities having all necessary capacity, power and authority to execute and deliver this Agreement and such other agreements to be executed and delivered pursuant hereto and to consummate the transaction consummated hereby and thereby. This Agreement is, and when executed and delivered by Salex, the Salex Subsidiaries and the Salex Stockholders, together with each of the other agreements to be delivered by either or both of them pursuant hereto, will be, the valid and binding obligations of Salex, the Salex Subsidiaries and the Salex Stockholders, to the extent they are parties thereto, in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

                           2.6.  Noncontravention.  Except as set forth on
Schedule 2.6, neither the execution and delivery by Salex, the Salex Subsidiaries or the Salex Stockholders of this Agreement or of any other Salex Documents to be executed and delivered by them, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either or both of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation, By-Laws or other constituent documents of Salex or the Salex Subsidiaries, each as amended to date, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to any of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any or each of them is a party or by which any or each of them or any of their respective assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to any or each of them, or (d) result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of the assets of Salex or the Salex Subsidiaries (the "Assets"), or (e) interfere with or otherwise adversely affect the ability of Salex to carry on the Business after the Effective Time on substantially the same basis as is now conducted by Salex and the Salex Subsidiaries.

                           2.7.  Financial Statements.

                                            (a) Attached as Exhibit 2.7 are (i)
true, correct and complete copies of the Financial Statements of

Salex and the Salex Subsidiaries and their affiliates as at and for the fiscal years ended April 30, 1993, 1994 and 1995, and the related statements of operations, retained earnings and cash flows for the fiscal years then ended, as reported on by BDO Seidman, LLP (the "Audited Financial Statements") and (ii) true, correct and complete copies of the unaudited balance sheets of Salex and the Salex Subsidiaries and the related statement of operations, and statement of retained earnings and cash flows for the eleven (11) month period ended March 31, 1996 (the "Unaudited Interim Financial Statements") which have heretofore been delivered by Salex to Synergistic. The Audited Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, and the Audited Financial Statements and Unaudited Financial Statements fairly present the consolidated financial position of Salex and the Salex Subsidiaries as at the dates thereof and its results of operations for the periods indicated, subject to normal recurring adjustments and, in the case of the Unaudited Interim Financial Statements, the inclusion of notes which might be required as a result of year-end audit.

                                            (b) Salex will deliver to
Synergistic and the Subsidiary (a) copies of the unaudited consolidated balance sheet of Salex and the Salex Subsidiaries at and for the year ended April 30, 1996, together with the related statements of income, stockholders' equity and cash flows as at and for the year ended on such date. The books and records of Salex are complete and correct, have been maintained in accordance with past practices, and accurately reflect the basis for the financial condition, results of operations and cash flow of Salex and the Salex Subsidiaries as set forth in the Unaudited Interim Financial Statements.

                           2.8.  Absence of Undisclosed Liabilities.  Since
January 1, 1996, Salex and the Salex Subsidiaries have no liabilities or obligations of any nature whatsoever, whether accrued, matured, unmatured, absolute, contingent, direct or indirect or otherwise, which have not been (a) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet, set forth on the balance sheet of the Unaudited Interim Financial Statements, or (b) incurred in the ordinary course of business since the dates of the Unaudited Interim Financial Statements, or (c) in the case of other types of liabilities and obligations, described in any of the Schedules delivered pursuant hereto or omitted from said Schedules in accordance with the terms of this Agreement, or arising under contracts or leases listed in such Schedules or other contracts or leases which are omitted from such Schedules in accordance with the terms of this Agreement, or (d) incurred, consistent with past practice, in the ordinary course of business of Salex.

                           2.9.  Properties.  Except as set forth on Schedule
2.9, Salex and the Salex Subsidiaries have marketable title to all of the properties and assets reflected on the Unaudited Interim Financial Statements and which, taken as a whole, are material to the conduct of their business, except properties or assets sold or otherwise disposed of in the ordinary course of business, free and clear of any and all mortgages, liens (including liens for current Taxes, as defined in Subsection 2.15(c) hereof), pledges, claims, charges and encumbrances of any nature whatsoever (hereinafter collectively, "Liens"), other than Liens not yet due and payable or being contested in good faith by appropriate proceedings, and other than such Liens or imperfections of title, if any, which are not substantial in character, amount or extent and do not materially interfere with the present or continued use of such property or otherwise materially adversely affect the value or transferability thereof or otherwise materially impair the Business or operations of Salex as conducted on the date hereof. Listed separately on Schedule 2.9 hereof are all material plants, structures, and equipment which are in the case of plants and structures owned by Salex or the Salex Subsidiaries and, in the case of equipment, leased by Salex or the Salex Subsidiaries. Schedule 2.9 sets forth all (a) real property which is leased (whether as lessor or lessee) or subject to lease (whether as lessor or lessee) by Salex or the Salex Subsidiaries, or which is subject to a title retention or conditional sales agreement or other security device, and (b) material tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Salex or the Salex Subsidiaries.

                           2.10. Accounts Receivable; Inventories. The accounts
and notes receivable which are reflected on the Unaudited Interim Financial Statements have arisen in the ordinary course of business at the aggregate recorded amounts thereof, less the respective amount of the allowances for doubtful accounts and notes receivable, if any, reflected thereon (which allowance was established on a basis by Salex or the Salex Subsidiaries consistent with prior practices), and are not subject to offsets other than in the ordinary course of business. The accounts and notes receivable of Salex and the Salex Subsidiaries which were added after the date of the Unaudited Interim Balance Sheet, have arisen in the ordinary course of business and are not subject to offsets other than in the ordinary course of business. The inventories reflected on the Unaudited Interim Balance Sheet and thereafter added consist of items of a quality and quantity usable or saleable in the ordinary course of business, except for obsolete materials, slow-moving items, materials of below standard quality and not readily marketable items, all of which have been written down to net realizable value or reserved against on the books and records of Salex and the Salex Subsidiaries consistent with past practices.

                           2.11. Absence of Changes. Except as otherwise
indicated on Schedule 2.11, since the date of the Unaudited Interim Financial Statements, there have not been (a) any material adverse changes in the condition (financial or otherwise), assets, liabilities, business, results of operations or cash flows of Salex and the Salex Subsidiaries (including, without limitation, any such adverse changes resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (b) any waivers by Salex and the Salex

Subsidiaries of any right, or cancellation of any debt or claim, material to the Business, (c) any declarations, set asides or payments of any dividend or other distributions or payments in respect of the Salex Common Stock, or (d) any changes in the accounting principles or methods which are utilized by Salex.

                           2.12. Litigation. Except as set forth in Schedule
2.12, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best knowledge of the Salex Stockholders, threatened, against or relating to Salex, the Salex Subsidiaries, the Salex Stockholders, the transactions contemplated hereby, the Business, or any of the Assets, which if adversely determined would result in a liability in excess of $25,000; nor, is there, to the best knowledge of Salex, the Salex Subsidiaries or the Salex Stockholders, any basis for such claim, suit, action, arbitration, investigation, inquiry or other proceeding. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Salex or the Salex Subsidiaries, this Agreement, the transactions contemplated, the Business or any of the Assets, the effect of which is (a) to limit, restrict, regulate, enjoin or prohibit in any material manner any business practice of Salex or the Salex Subsidiaries in any area, or the acquisition by Salex or the Salex Subsidiaries of any properties, assets or businesses, or (b) otherwise materially adverse to the Business or any of the Assets.

                           2.13. No Violation of Law. Neither Salex nor any of
the Salex Subsidiaries is engaging in any activity or omitting to take any action as a result of which both (a) it is in material violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to them, the Business or any of the Assets, including, but not limited to, those relating to: occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use, and (b) Salex, the Salex Subsidiaries, the Business and/or any of the Assets have been, or may be, materially and adversely affected thereby.

                           2.14. Intellectual Property. Schedule 2.14 is a
complete and correct list of all (A) United States and foreign patents, trademark and trade name registrations, trademarks and trade names, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, owned in whole or in part or used by Salex or any of the Salex Subsidiaries and is material to the Business, and all applications therefor, (B) inventions, discoveries, improvements, processes, formulae, proprietary rights and related trade secrets (including, without limitation, all customer/ subscriber lists and information relating to such customers/subscribers) material to the Business, (C) licenses, agreements and other rights (including agreements and arrangements with the Business' network of affiliated service stations) to which Salex and the Salex Subsidiaries is a party or otherwise bound which relate to any of the foregoing (collectively, the "Intellectual Property Licenses") and (D) all technology, know-how and related trade secrets material to the Business, including all computer programs and software, together with the operating codes, source codes, updates, upgrades, modifications, enhancements and any user and technical documentation or utilities with respect thereto (the items referred to in (A), (B), (C) and (D) are collectively referred to as the "Intellectual Property").

                  Except as set forth on Schedule 2.14, Salex and the Salex Subsidiaries are not and, to the best of Salex's and the Salex Subsidiaries' knowledge, no third party is, in default under any of the Intellectual Property Licenses, and, to the best of Salex's and the Salex Subsidiaries' knowledge, there exists no event, occurrence, condition or act (including the transactions contemplated in this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. Except as set forth in Schedule 2.14 (a) all of the Intellectual Property is free and clear of all liens, security interests, options, rights of first refusal, mortgages, charges, restrictive agreements, security agreements, security agreements or other restrictions on the use of or irregularities in the title thereto; (b) no claim, demand, cause of action, suit or proceeding by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property has been made or, to the knowledge of Salex and the Salex Subsidiaries, has been threatened, filed, pending, settled, adjudged, whether at law or in equity, or before any governmental department, commission, board, agency or instrumentally, or in any arbitration forum, which involves a demand for any judgement or liability; (c) neither Salex nor any of the Salex Subsidiaries has received any notice of any infringement or misappropriation of, or other conflict with any third party with respect to, any Intellectual Property, nor has Salex or any of the Salex Subsidiaries received any claims of infringement or misappropriation of, or conflict with, any Intellectual Property of any third party in connection with its business; (d) all Intellectual Property will be owned by or available for use by Subsidiary and the Salex Subsidiaries on identical terms and conditions immediately subsequent to the Effective Time; and (e) none of the Intellectual Property or use by Salex and the Salex Subsidiaries in the Business as and where presently conducted thereof violates in any material manner any laws statutes, ordinances or regulations or is subject to any outstanding order, decree, stipulation or change.

                           2.15.  Tax Matters.

                                            (a) Salex and the Salex Subsidiaries
have filed with the appropriate governmental agencies all tax returns and reports required to be filed by them (after giving effect to applicable extensions), and have paid in full or contested in good faith or made adequate provision for the payment of, Taxes (as defined herein) shown to be due or claimed to be due on such tax returns and reports. The provisions for

Taxes which are set forth on the Unaudited Interim Financial Statements are adequate for all accrued and unpaid taxes of Salex for the eleven (11) month period ended March 31, 1996, whether (i) incurred in respect of or measured by income of Salex and the Salex Subsidiaries for any periods prior to the close of business on that date, or (ii) arising out of transactions entered into, or any state of facts existing, on or prior to such date. Salex and the Salex Subsidiaries have duly withheld all payroll taxes, FICA and other federal, state and local taxes and other items requiring to be withheld by it from employer wages, and have duly deposited the same in trust for or paid over to the proper taxing authorities. Neither Salex nor any of the Salex Subsidiaries has executed or filed with any taxing authority any agreement extending the periods for the assessment or collection of any Taxes, and is not a party to any pending or, to their knowledge, threatened action or proceeding by any governmental authority for the assessment or collection of Taxes. Within the past three years, the United States federal income tax returns of Salex have not been examined by the Internal Revenue Service ("the IRS"), nor has any state or local taxing authority thereof examined any merchandise, personal property, sales or use tax returns of Salex.

                                            (b) Salex (i) has not agreed to or
been required to make any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) has no knowledge that the IRS or any other taxing authority has proposed any such adjustment or change in accounting method, and

(iii) has no application pending with any governmental authority requesting permission for any change in accounting method.

                                            (c) As used herein, the term "Taxes"
means all federal, state, county, local and other taxes and governmental assessments, including but not limited to income taxes, estimated taxes, withholding taxes, excise taxes, ad valorem taxes, payroll related taxes (including but not limited to premiums for worker's compensation insurance and statutory disability insurance), employment taxes, franchise taxes and import duties, together with any related liabilities, penalties, fines, additions to tax or interest.

                           2.16.  Insurance.  Schedule 2.16 is a complete and
correct list and summary description of all contracts and policies of insurance relating to any of the Assets, the Business, in which Salex and/or the Salex Subsidiaries is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by Salex with respect to any such policy.

                           2.17.  Banks; Powers of Attorney.  Schedule 2.17
is a complete and correct list showing (a) the names of each bank in which Salex has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (b) the names of all persons, if any, holding powers of attorney from Salex.

                           2.18.  Employee Arrangements.  Schedule 2.18 is a
complete and correct list and summary description of all (a) material union, collective bargaining, employment, management, termination and consulting agreements to which any of Salex or the Salex Subsidiaries (or any affiliate thereof within the meaning of ERISA) is a party or otherwise bound, and (b) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of Salex or the Salex Subsidiaries (or any affiliate thereof within the meaning of ERISA). Said Schedule also lists the names and compensation of the five most highly compensated executives of Salex in 1995 and their projected compensation for 1996.

                           2.19.  ERISA.

                                 2.19.1.  Plans.  Schedule 2.19 lists each
Salex and Salex Subsidiaries "employee pension benefit plan" ("Salex Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each Salex and the Salex Subsidiaries "welfare benefit plan" (collectively called "Salex Welfare Plans") as such term is defined in Section 3(1) of ERISA, which is maintained by Salex or the Salex Subsidiaries or to which they contribute or are obligated or required to contribute. The Salex Pension Plans and Salex Welfare Plans are hereinafter sometimes collectively referred to as the "Plans" and severally referred to as a "Plan". Neither Salex nor the Salex Subsidiaries maintains any defined benefit plan subject to Title IV of ERISA.

                                 2.19.2.  Qualification.  Each Salex Pension
Plan and the trust (if any) forming a part thereof has submitted to the IRS an application for determination to be qualified under Section 401(a) of the Code and to the best knowledge of Salex and the Salex Subsidiaries, each such Plan meets the requirements for qualification.

                                 2.19.3.  Plan Documents.  Salex or the Salex
Subsidiaries has heretofore delivered to Synergistic true, complete and correct copies of (i) the Plans, and all related trust agreements, (ii) all written interpretations and summary plan descriptions relating thereto, (iii) the two most recent annual reports (Form 5500 Series) and accompanying schedules which were prepared in connection with each Plan, (iii) all IRS determination letters relating to the Plans, and (iv) the two most recent actuarial evaluation reports which were prepared in connection with any of the Plans.

                                 2.19.4.  No Prohibited Transactions.
Neither Salex, nor any Salex Subsidiary, nor any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction which would subject Salex or any Salex Subsidiary or any of the Plans to the tax on prohibited transactions imposed by Section [4975] of the Code or to a civil penalty assessed pursuant to Section 502(i) of ERISA.

                                 2.19.5.  Termination, etc.  Neither Salex
nor any of the Salex Subsidiaries has incurred, and are not expected to incur, directly or indirectly, any liability to the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any Salex Pension Plan. The PBGC has not instituted proceedings to terminate the Salex Pension Plan, nor has it notified Salex, or any Salex Subsidiary, either formally or informally, of its intention to institute any such proceedings.

                                 2.19.6.  Multiemployer Plans.  Neither Salex
nor any of the Salex Subsidiaries has ever maintained or contributed to, or been obligated or required to contribute to, a "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

                                 2.19.7.  Claims.  There is not pending, and
to the best of the knowledge of Salex, the Salex Subsidiaries or the Salex Stockholders there is not threatened, any claims against any of the Plans or any fiduciary thereof (other than claims for benefits made in the ordinary course).

                           2.20.  Certain Business Matters.  Except as is set
forth in Schedule 2.20, (a) neither Salex nor the Salex Subsidiaries is a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the products and services of the Business, (b) neither Salex nor the Salex

Subsidiaries has any sole-source supplier of goods or services (other than utilities) that are material to the conduct of the Business, (c) there are no pending or to its knowledge, threatened labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and to its knowledge, no union representation questions exist, and to its knowledge there are no organizing activities, in respect of any of the employees of Salex or Salex Subsidiaries, (d) complete and correct copies or descriptions of the product and service warranties given by Salex or Salex Subsidiaries or by which they are bound have heretofore been delivered by Salex and Salex Subsidiaries to Synergistic, (e) neither Salex nor the Salex Subsidiaries is a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to Salex or the Salex Subsidiaries, and (f) neither Salex nor the Salex Subsidiaries is a party to or bound by any agreement in which any officer, director or stockholder of Salex or Salex Subsidiaries (or any affiliate of any such person) has, or had when made, a direct or indirect material interest.

                           2.21.  Certain Contracts.  Schedule 2.21 is a
complete and correct list of all material contracts, commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder and to which Salex or Salex Subsidiaries is a party or otherwise bound, except for (a) purchase orders from vendors or customers and (b) each of those which (i) were made in the ordinary course of business and (ii) either (A) are terminable by Salex or Salex Subsidiaries (and will be terminable by Subsidiary) without liability, expense or other obligation on 30 days' notice or less, or (B) may be anticipated to involve aggregate payments to or by Salex or Salex Subsidiaries of $100,000 (or the equivalent) or less calculated over the full term thereof, and (C) are not otherwise material to the Business or Salex. Except as expressly stated on any of such Schedules, (1) each of the four contracts identified under "Agreements" in Schedule 2.20 is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in material default thereunder, and no event, occurrence, condition or act exists which does (and to the knowledge of Salex and the Salex Subsidiaries which with the giving of notice or the lapse of time or both would) give rise to a material default or right of cancellation, acceleration or loss of contractual benefits thereunder; and (2) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder.

                           2.22.  Customers and Suppliers.  Salex has
previously provided to Synergistic a complete and correct list setting forth, as of April 30, 1996, (a) the 10 largest customers of the Business and the amount for which each such customer was invoiced, and (b) the 3 largest suppliers of the Business and the amount of goods and services purchased from each such supplier. To the knowledge of Salex, and except with respect to the Firestone account referenced on Schedule 2.20, there are no (i) threatened cancellations by the aforesaid customers or suppliers with respect to the Business, (ii) outstanding material disputes by such customers or suppliers with Salex or Salex Subsidiaries and the Business, or
(iii) material adverse changes in the business relationship between the Business and any such customer or supplier.

                           2.23.  Business Practices and Commitments.  Set
forth on Schedule 2.23 is a summary description of (a) the material rebate and volume discount practice and obligations of Salex and the Salex Subsidiaries,
(b) Salex's allowance and customer return practice, (c) Salex's material promotional literature, and (d) Salex's warranty practices and obligations, as each of the foregoing relate to Salex's customers and suppliers.

                           2.24.  Approvals/Consents.  Except as set forth on
Schedule 2.24, Salex and the Salex Subsidiaries currently hold all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of the Business, all of which are in full force and effect. Schedule 2.24 is a complete and correct list of all such governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises. No material violations of the terms thereof have heretofore occurred or are known to exist as of the date of this Agreement.

                           2.25.  Information as to Salex and the Salex
Subsidiaries.   None of the representations or warranties made by
Salex, the Salex Subsidiaries or the Salex Stockholders in this

Agreement is, or as contained in any of the Salex Documents to be executed and delivered hereto will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

                           2.26.  Political Contributions.  Neither Salex nor
the Salex Subsidiaries has directly or indirectly, at any time (i) made any contributions to any candidate for political office, or failed to disclose fully any such contribution in violation of law or (ii) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments or contributions required or allowed by applicable law.

                  3. Representations and Warranties as to Synergistic and Subsidiary. Synergistic and Subsidiary, jointly and severally, represent and warrant to Salex, the Salex Subsidiaries and Salex Stockholders as follows:

                           3.1.  Organization, Standing and Power.
Synergistic and Subsidiary are each a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted by it. Except as set forth on
Schedule 3.1, there are no states or jurisdictions in which the character and location of any of the properties owned or leased by Synergistic or the Subsidiary, or the conduct of its businesses makes it necessary for it to qualify to do business as a foreign corporation, when the failure to so qualify would have a material adverse effect.

                           3.2. Interests in Other Entities. Schedule 3.2 sets
forth a true and complete list of all direct or indirect subsidiaries of Synergistic (including the Subsidiary) that are material to the financial condition of Synergistic and its subsidiaries, including those which will be divested as at the Effective Time, together with the jurisdiction of incorporation of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by Synergistic or another of Synergistic's subsidiaries. Each of such subsidiaries are duly organized corporations, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation (as well as all applicable foreign jurisdictions necessary to its business operations) and have the requisite corporate power and authority and governmental authority to own, operate or lease the properties that each purports to own, operate or lease and to carry on its business as it is now being conducted.

                           3.3. Incorporation Documents and By-Laws. Each of
Synergistic and Subsidiary have heretofore furnished, or will furnish to Salex, a complete and correct copy of its Certificate of Incorporation, and the By-Laws, each as amended to date. Such organizational documents are in full force and effect. Neither Synergistic nor Subsidiary is in violation of any of the provisions of any of the aforesaid organizational documents.

                           3.4. Capitalization. (a) The authorized capital stock
of Synergistic consists of 10,000,000 shares of Synergistic Common Stock and 1,000,000 shares of Preferred Stock, par value $.01 per share (none of which are outstanding or held in the treasury of Synergistic). As of the date hereof, (i) 5,949,535 shares of Synergistic Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, (ii) 172,300 shares of Synergistic Common Stock are issuable or available for issuance upon exercise of options granted and available for grant under Synergistic's stock option plan, as amended, and (iii) 625,000 shares of Synergistic Common Stock are reserved for future issuance upon exercise of outstanding Common Stock Purchase Warrants of Synergistic. Schedule 3.4 sets forth a true and complete list of all outstanding options and warrants as of the date hereof. At the Effective Time, Schedule 3.4, as then amended, shall set forth all then outstanding shares of Synergistic Common Stock and all then outstanding options and warrants as of the Closing Date. Except as contemplated by the Merger and except as set forth on Schedule 3.4, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Synergistic or any of its subsidiaries (including the Subsidiary) or obligating Synergistic or any of its subsidiaries (including the Subsidiary) to issue or sell any shares of capital stock of or other equity interests in Synergistic or any of its subsidiaries (including the Subsidiary). All shares of Synergistic Common Stock issuable upon exercise of outstanding options and warrants, or pursuant to the Merger, will upon payment to Synergistic of the exercise purchase price thereof, or upon consummation of the Merger, on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.4, neither Synergistic nor any of its subsidiaries (including the Subsidiary) is a party to any agreement granting registration rights with respect to any equity or debt securities of Synergistic or its subsidiaries (including the Subsidiary). There are no preemptive rights with regard to the capital stock of Synergistic or its subsidiaries (including the Subsidiary), and no right-of-first refusal or similar catch-up rights with regard to such capital stock. Except as set forth in Schedule 3.4 and except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of Synergistic or any of its subsidiaries (including the Subsidiary) to (A) repurchase, redeem or otherwise acquire any shares of Synergistic Common Stock (or any interest therein) or (B) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or other entity, or (C) issue or distribute to any person any capital stock of Synergistic or its subsidiaries (including the Subsidiary), or (D) issue or distribute to holders of any of the capital stock of Synergistic or its subsidiaries (including the Subsidiary) any evidences of indebtedness or assets of Synergistic or its subsidiaries. All of the outstanding securities of Synergistic and Subsidiary have been, and all shares of Synergistic Common Stock issuable in connection with the Merger, and the exercise of the outstanding options and warrants will be, offered, issued and sold by Synergistic in full compliance with applicable federal and state securities laws.

                   (b) The outstanding shares of capital stock of the Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by Synergistic, directly or indirectly, free and clear of all security interests, liens, adverse claims, pledges, agreements, limitations on Synergistic's voting rights, charges and other encumbrances of any nature whatsoever.

                           3.5. Authority. The execution and delivery by
Synergistic and Subsidiary of this Agreement and of each agreement to be executed and delivered by either of them pursuant hereto (collectively, the "Synergistic Documents"), the compliance by each of them with the provisions hereof and thereof, including the divestiture of Synergistic's interest in Dickinson & Co. and EDIX (as set forth in Section 6.2.11 hereof) and the consummation of the transactions contemplated hereby and thereby, have been (and at the Closing will be) duly and validly authorized by all necessary corporate action on the part of Synergistic and Subsidiary, and Synergistic and Subsidiary have (and at the Closing will have) all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by Synergistic and Subsidiary each other Synergistic Document will be, the valid and binding obligation of Synergistic or Subsidiary, as the case may be to the extent it is a party thereto, in accordance with the respective terms, thereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

                           3.6. Noncontravention. Except as set forth on
Schedule 3.6, neither the execution and delivery by Synergistic and/or Subsidiary of any Synergistic Document, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either of them of any of its respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Articles or Certificates of Incorporation or By-Laws of either Synergistic or Subsidiary, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with, or result in a loss of contractual benefits to, either of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either of them is a party or by which either of them or their respective assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to either of them, or (d) result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of their assets, or (e) interfere with or otherwise adversely affect the ability of Synergistic or Subsidiary to carry on its business after the Closing Date on substantially the same basis as is now conducted by it.

                           3.7. Absence of Litigation. Except as set forth in
Schedule 3.7, there are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of the executive officers of Synergistic and Subsidiary, threatened against or relating to Synergistic, Subsidiary, this Agreement, the transactions contemplated hereby, or any properties, assets or rights of Synergistic or Subsidiary, including but not limited to any such matters before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign. Neither Synergistic nor any of its subsidiaries (including Subsidiary), nor any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award which, if enforced, would have a material adverse effect on the business, the results of the operations, cash flows or financial condition of Synergistic separately or of Synergistic and its subsidiaries taken as a whole.

                           3.8. Employee Benefit Plans. (a) Schedule 3.8 lists
all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Securities Act of 1974, as amended ("ERISA")), and all material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other material fringe or employee benefit plans programs or arrangements, and any material employment or compensation agreements, written or otherwise, for the benefit of, or relating to, any employee of Synergistic or Subsidiary or any affiliate thereof within the meaning of ERISA, including any plan, program or arrangement which is required to be maintained pursuant to local laws or practices (the "Employee Plans"). Except as otherwise disclosed in Schedule 3.8, none of the Employee Plans is a multiemployer plan, as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan").

                                    (b)  There has been no "prohibited
transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan, which could result in any material liability of Synergistic and its subsidiaries, taken as a whole. All Employee Plans are in compliance in all material respects with the requirements prescribed by any and all applicable statutes, orders, or governmental rules or regulations currently in effect with respect thereto, and Synergistic, Subsidiary and each ERISA affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any other party to, any of the Employee Plans. Each Employee Plan intended to qualify under Section 401(a) of the Code has heretofore been determined by the

Internal Revenue Service (the "IRS") to so qualify, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of section 501(a) of the Code, and nothing as since occurred which may reasonably be expected to cause the loss of such qualification or exemption. Each Employee Plan with a group health plan has complied in all material respects with the health care continuation coverage provisions of ss.4980B of the Code.

                  (c) No Employee Plan subject to Part 3 of Subtitle I of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in ERISA or the Code), whether or not waived. Except as disclosed in
Schedule 3.8, with respect to each Employee Plans subject to Title IV of ERISA, no "reportable event" within the meaning of Section 4043 of ERISA nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred which could result in a material liability. Neither Synergistic, Subsidiary or any ERISA affiliate has incurred or reasonably expect to incur any material liability under Title IV of ERISA with respect to any Employee Plan (other than a liability for premiums pursuant to Section 4007 of ERISA), including any liability arising under ss.4062 and ss.4063 of ERISA, and there is no basis to expect that any Employee Plan subject to Title IV of ERISA will be terminated involuntarily pursuant to ss.4042 of ERISA.

                  (d) All contributions required to be made to any Employee Plan have been made on or before their due dates. With respect to any Employee Plan which is not a Multiemployee

Plan, but which is covered by Title IV of ERISA, the total present value of accrued benefits under such plans determined on a plan termination basis, using the interest rate and other assumptions of the Pension Benefit Guaranty Corporation, does not exceed the market value of assets of such plans as of the date hereof by more than $35 million. The aggregate amount of payments by Synergistic for 1995 in respect of retiree health care or death benefits in the United States did not exceed $3 million.

                  Other than routine claims for benefits, there are no outstanding claims or lawsuits against any Employee Plan or any fiduciary of an Employee Plan, and no basis to anticipate that any such claims or lawsuits will be filed.

                           3.9.  Securities and Exchange Commission Filings;
Financial Statements.

                                    (a) Synergistic has filed all forms,
reports, statements and documents required to be filed with the Securities and Exchange Commission ("SEC") since November 1994 (collectively, the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, each as in effect on the date so filed. Synergistic has delivered to Salex, in the form filed with the SEC (including any amendments thereto), its Annual Report on Form 10-K for its fiscal year ended December 31, 1995 and its Quarterly Report on Form 10-Q for the quarter ended March 31,

1996 (the March 1996 10-Q"). None of such reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) nor any registration statement of Synergistic or any form, filed by Synergistic, when filed (except to the extent revised or superseded by a subsequent filing with the SEC) contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    (b) Each of the consolidated financial
statements contained in the SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may otherwise be indicated in the notes thereto) and each presents fairly, in all material respects, the consolidated financial position of Synergistic and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flow position for the periods indicated.

                                    (c) Except as and to the extent set forth on
the consolidated balance sheet of Synergistic and its subsidiaries as at December 31, 1995, including the notes thereto, Synergistic and its subsidiaries taken as a whole, do not have any liabilities or obligations, whether or not accrued, contingent or otherwise, that would be required to be included on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1995, none of which would, individually or in the aggregate, have a material adverse effect on the financial condition, or results of the operations or cash flows of Synergistic and its subsidiaries, on a consolidated basis.

                           3.10.  Synergistic Common Stock and Synergistic
Preferred Stock Issuable in Merger. The Share Consideration, when issued, will be duly authorized and validly issued, fully paid and non-assessable, will be delivered hereunder free and clear of any liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever, except that the shares of Synergistic Common Stock, the shares of Synergistic Preferred Stock and the shares of Synergistic Common Stock into which the shares of Synergistic Preferred Stock are convertible which constitute the Share Consideration will be "restricted securities" as such term is defined in the rules and regulations of the SEC promulgated under the Securities Act and will be subject to restrictions on transfers pursuant to such rules and regulations and the laws of applicable states.

                           3.11.  Properties.  Except as set forth on
Schedule 3.11, Synergistic and Subsidiary have marketable title to all of the properties and assets, reflected on its balance sheets or thereafter acquired, except properties or assets sold or otherwise disposed of in the ordinary course of business, free and clear of any and all Liens, other than Liens not yet due and payable or being contested in good faith by appropriate proceedings, and other than such Liens or imperfections of title, if any, which are not substantial in character, amount or extent and do not materially interfere with the present or continued use of such property or otherwise materially adversely affect the value or transferability thereof or otherwise materially impair the business operations of Synergistic or Subsidiary as conducted on the date hereof. All plants, structures and equipment which are utilized in the business operations of Synergistic or Subsidiary, or are material to the condition (financial or otherwise) of Synergistic or Subsidiary, are owned or leased by Synergistic or Subsidiary, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are used. Schedule 3.11 sets forth all
(a) real property which is leased (whether as lessor or lessee) or subject to lease (whether as lessor or lessee) by Synergistic or Subsidiary, or which is subject to a title retention or conditional sales agreement or other security device, and (b) personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Synergistic or Subsidiary.

                           3.12.  Absence of Changes.  Except for any actions
taken or to be taken by Synergistic pursuant to the Divestiture (as set forth in Section 6.2.1 below), there have not been, since December 31, 1995, (a) any material adverse change (other than as is normal in the ordinary course of business, e.g., inventory level changes) in the condition (financial or otherwise), assets, liabilities, business, prospects, results of operations or cash flows of Synergistic or the Subsidiary (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (b) any waivers by Synergistic of any right, or cancellation of any debt or claim, of substantial value, (c) any declarations, set asides or payments of any dividend or other distributions or payments in respect of the Synergistic Common Stock, or (d) any changes in the accounting principles or methods which are utilized by Synergistic or the Subsidiary.

                           3.13.  No Violation of Law.  Neither Synergistic
nor Subsidiary has or is engaging in any activity or omitting to take any action as a result of which both (a) it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to either Synergistic or Subsidiary, their respective business operations or any of their respective assets, including, but not limited to, those relating to: occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use, and (b) Synergistic or Subsidiary, their business operations and/or any of their assets have been, or may be, materially and adversely affected thereby.

                           3.14.  Intangibles/Inventions.  Synergistic does
not own any intellectual property other than its tradename. Synergistic has not granted any license to third parties with regard to any of Synergistic's intellectual property and (a) no proceedings have been instituted, are pending, or are threatened which challenge the rights of Synergistic with respect to its intellectual property, if any, or its use thereof in connection with its business affairs and/or its assets or the validity thereof and, to the best knowledge of Synergistic, there is no valid basis for any such proceedings; (b) neither Synergistic's ownership of any intellectual property nor its use thereof in connection with its business operations and/or its assets violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or is being infringed by others; and (c) neither the intellectual property of Synergistic nor its use thereof in connection with its business operations and/or its assets, is subject to any outstanding order, decree, judgment, stipulation or, except as set forth on Schedule 3.14, any lien, security interest or other encumbrance.

                           3.15.  Tax Matters.

                                    3.15.1. Synergistic and its subsidiaries
have filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes (as defined in Section 2.15(c) hereof) shown to be due or claimed to be due on such tax returns and reports. The provisions for Taxes which are set forth on its balance sheets are adequate for all accrued and unpaid taxes of Synergistic and Subsidiary as of December 31, 1995, whether (i) incurred in respect of or measured by income of Synergistic and Subsidiary for any periods prior to the close of business on that date, or (ii) arising out of transactions entered into, or any state of facts existing, on or prior to such date. Synergistic and Subsidiary have duly withheld all payroll taxes, FICA and other federal, state and local taxes and other items requiring to be withheld by it from employer wages, and has duly deposited the same in trust for or paid over to the proper taxing authorities. Neither Synergistic nor Subsidiary has not executed or filed with any taxing authority any agreement extending the periods for the assessment or collection of any Taxes, and is not a party to any pending or, to the best knowledge of Synergistic or Subsidiary, threatened, action or proceeding by any governmental authority for the assessment or collection of Taxes. Within the past three years, the United States federal income tax returns of neither Synergistic nor Subsidiary has been examined by the IRS, nor has any taxing authority in any state examined any merchandize, personal property, sales or use tax returns of Synergistic or any of its subsidiaries.

                                    3.15.2. Neither Synergistic nor Subsidiary
(i) has agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code, (ii) has any knowledge that the IRS or any other taxing authority has proposed any such adjustment or change in accounting method, and
(iii) has any
application pending with any governmental authority requesting permission for any change in accounting method.

                           3.16.  Insurance.  Schedule 3.16 is a complete and
correct list and summary description of all contracts and policies of insurance relating to any of the assets of either Synergistic or Subsidiary or their respective business operations in which Synergistic or Subsidiary is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by either Synergistic or Subsidiary with respect to any such policy.

                           3.17.  Banks; Powers of Attorney.  Schedule 3.17
is a complete and correct list showing (a) the names of each bank in which Synergistic or Subsidiary has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (b) the names of all persons, if any, holding powers of attorney from either Synergistic or Subsidiary.

                           3.18.  Employee Arrangements.  Schedule 3.18 is a
complete and correct list and summary description of all (a) union, collective bargaining, employment, management, termination and consulting agreements to which Synergistic or the Subsidiary is a party or otherwise bound, and (b) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of Synergistic or Subsidiary, other than employee plans listed in Schedule 3.8. Said Schedule also lists the names and compensation of all employees of Synergistic or Subsidiary (other than employees of the distributed businesses) whose earnings during the last fiscal year were $50,000 or more (including bonuses and other incentive compensation), and all employees who are expected to receive at least said amount in respect of the current fiscal year.

                           3.19.  Certain Business Matters.  Except as is set
forth in Schedule 3.19, and giving pro forma effect to the Divestiture, (a) neither Synergistic nor the Subsidiary is a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the products and services of the business operations of Synergistic or Salex, (b) neither Synergistic nor the Subsidiary has any sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (c) there are no pending or, to the best knowledge of Synergistic or the Subsidiary, threatened labor negotiations, work stoppages or work slowdowns involving or affecting the business operations of Synergistic, and no union representation questions exist, and there are no organizing activities, in respect of any of the employees of Synergistic or the Subsidiary, (d) the product and service warranties given by Synergistic or the Subsidiary or by which it is bound (complete and correct copies or descriptions of which have heretofore been delivered by Synergistic to Salex) entail no greater obligations than are customary in the business operations of Synergistic or the Subsidiary, (e) neither Synergistic nor the Subsidiary is a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to Synergistic or the Subsidiary, and (f) neither Synergistic nor the Subsidiary is a party to or bound by any agreement in which any officer, director or stockholder of Synergistic or the Subsidiary (or any affiliate of any such person) has, or had when made, a direct or indirect material interest.

                           3.20.  Certain Contracts.  Schedule 3.20 is a
complete and correct list of all material contracts, commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder and to which Synergistic or the Subsidiary is a party or otherwise bound, after giving pro forma effect to the Divestiture, except for each of those which (i) were made in the ordinary course of business and (ii) are terminable by Synergistic or the Subsidiary without liability, expense or other obligation on 30 days' notice or less. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished by Synergistic to Salex. Except as expressly stated on any of such Schedules, (1) each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in material default thereunder, and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a material default or right of cancellation, acceleration or loss of contractual benefits thereunder; (2) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; and (3) none of them is materially burdensome to Synergistic.

                           3.21.  Approvals/Consents.  Except as set forth on
Schedule 3.21, to the best knowledge of Synergistic and the Subsidiary, Synergistic currently holds all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of its business (collectively "Consents") after giving pro forma effect to the Divestiture, all of which are in full force and effect. Schedule 3.21 is a complete and correct list of all such governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises. No material violations of the terms thereof have heretofore occurred or are known by Synergistic to exist as of the date of this Agreement. Except as set forth in Schedule 3.21, no Consents are necessary for execution, delivery and performance of this Agreement and transactions contemplated herein.

                           3.22.  Information as to Synergistic and
Subsidiary. (a) None of the representations or warranties made by Synergistic or Subsidiary in this Agreement, or contained in any of the Synergistic Documents to be executed and delivered, if any, or in any Registration Statement or amendment thereto, is or will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

                           3.23. Tax Matters.  As of the Effective Time
and thereafter to the extent indicated below:

                                    3.23.1. Subsidiary is a corporation newly
formed under the Laws of the State of Delaware for the purpose of the Merger and has conducted no business and owns no assets, real or personal, except such assets of which are required to carry out the obligations of the Surviving Corporation hereunder.

                                    3.23.2. Subsidiary has conducted no business
and owns no assets except assets required to carry out the obligations of Surviving Corporation hereunder.

                                    3.23.3. As of the date of the Merger,
Synergistic will be in control of Subsidiary within the meaning of section 368(c)(1) of the Code.

                                    3.23.4. Following the Merger, Subsidiary
will not issue additional shares of its stock that would result in Synergistic losing control of Subsidiary within the meaning of section 368(c)(1) of the Code.

                                    3.23.5. Synergistic has no plan or intention
to reacquire any Synergistic Common Stock issued pursuant to this Agreement.

                                    3.23.6. Synergistic has no plan or intention
to liquidate Subsidiary; to merge Subsidiary with and into another corporation; to sell or otherwise dispose of the stock of Subsidiary; or to cause, permit or suffer Subsidiary to sell or otherwise dispose of any of the assets of Salex acquired in the Merger, except for any dispositions (x) made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code or
(y) which do not result in Synergistic losing control of Subsidiary within the meaning of Section 386(c) of the Code and in any event Synergistic shall not cause, permit or suffer to occur any of the foregoing at any time during the two years following the Effective Time, without the prior consent of the Board of Directors of Synergistic.

                                    3.23.7. Following the Merger, Salex will
continue the Business and, in the course thereof, use substantially all of Salex's business assets in such Business.

                                    3.23.8. Synergistic and Subsidiary are not
investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

                                    3.23.9. There is no agreement or
understanding on the part of Synergistic or Subsidiary to take any action which is prohibited by the foregoing provisions of this Section 3.23.

                           3.24.  Certain Corporate Matters.  Since November
1994, the Board of Directors of Synergistic (the "Board") has not undertaken any action regarding the business and affairs of Synergistic ("Board Action") that
(a) has not otherwise been disclosed accurately in all reports, financial statements and other filings required to be filed by Synergistic with the SEC or any other federal, state or regulatory authority, copies of which have been provided to Salex and the Salex Stockholders ("Disclosed Board Action") (other than any Board Action that would not be deemed material to a reasonable investor regarding the business and affairs of Synergistic), or (b) would in any manner render any Disclosed Board Action misleading or inaccurate in any respect, or
(c) violated Delaware Law or the laws or regulations of any applicable federal, state or regulatory authority, and (d) has conferred any remuneration or financial benefit of any sort on any Directors of Synergistic other than as reflected in Disclosed Board Action.

                  4.  Indemnification.

                           4.1. Indemnification by Salex and the Salex
Stockholders.

                         (a) Salex and each of the Salex
Subsidiaries, jointly and severally, and each of the Salex Stockholders (other than Harrison, Francis and Susan), severally only, hereby indemnify and agree to hold harmless, each of Synergistic and Subsidiary, from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which either of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection any misrepresentation of a material fact contained in any representation of Salex, Salex Subsidiaries or the Salex Stockholders contained in, or breached by Salex, Salex Subsidiaries or Salex Stockholders of any warranty or covenant made by any of them in any Salex Document. The foregoing indemnification shall also apply to direct claims by Synergistic and/or Subsidiary against Salex, Salex Subsidiaries or Salex Stockholders.

                           4.2.  Indemnification by Synergistic and
Subsidiary. Each of Synergistic and Subsidiary, jointly and severally, agrees to indemnify and hold Salex and the Salex Stockholders harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution defense of any matter indemnified pursuant hereto), which they may sustain, suffer or incur and which arise out of, be caused by, relate to, or result or occur from or in connection with any misrepresentation of a material fact contained in any representation of Synergistic and/or Subsidiary or any contained in, breach by Synergistic or Subsidiary of any warranty or covenant made by them in, any Synergistic Document. The foregoing indemnification shall also apply to direct claims by Salex or the Salex Stockholders against Synergistic and/or Subsidiary.

                           4.3.  Third Party Claims.  If a claim by a third
party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Subsections 4.1 or 4.2, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder unless such failure materially and adversely affects the indemnifying party or parties. The indemnifying party or parties shall have 10 days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise the claim at their exclusive discretion, at the risk and expense of the indemnifying parties.

                           4.4. Assistance.  Regardless of which party is
controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense, subject to the possible assertion by any party of any legal privilege.

                           4.5. Limitations.

                                    4.5.1. No party hereto shall be entitled to
any claim for indemnification under this Section 4 until the aggregate amount of losses, for which indemnity is claimed exceeds $50,000, and once such threshold amount is met, then the indemnity shall apply to amounts over such threshold.

                                    4.5.2. Anything in this Agreement to the
contrary notwithstanding: (a) the liability of each Salex

Stockholder under this Section 4 shall in no event exceed the greater of: (i) the value of the Merger consideration received by such Salex Stockholder at the Effective Date, or (ii) the Merger consideration received by such Salex Stockholder valued at the "Breach Determination Date" (as hereinafter defined) and in the case of Crimi the value of any payments actually made under the Notes, provided that the exclusive remedy against any Salex Stockholder shall in the first instance be limited to recourse solely against the Synergistic Common Stock received by such Salex Stockholder pursuant to the Merger (the "Initial Shares"), and only if such Salex Stockholder has sold all or any portion of such Initial Shares shall Synergistic have recourse to pursue any remedies hereunder, and (b) the liability of Synergistic and the Subsidiary shall in the aggregate in no event exceed the difference between the face or nominal value of the total Merger consideration paid to Crimi in the case of the Crimi Shares (including the face value of the Notes) and to the Salex Stockholders, in the case of the Merger consideration (in each case valued at the greater of value as of the Effective Date or Breach Determination Date (as the case may be)), and the lesser value of such consideration which a court or arbitrator may determine to be the actual value by reason of the breach of any representation or warranty of Synergistic or Subsidiary set forth in this Agreement (the "Breach Determination Date").

                  5.  Covenants of the Parties.

                           5.1.  Investigation.

                                            (a) Between the date hereof and the
earlier of the Closing Date or the termination date of this Agreement specified in Section 8 hereof, Synergistic and/or Subsidiary, on the one hand, and Salex, the Salex Subsidiaries and the Salex Stockholders, on the other hand, may, directly or through their representatives, make such investigation of the other corporate parties and their respective businesses and assets as each deems necessary or advisable (the entity and/or its representatives making such investigation being the "Investigating Party"), but such investigation shall not affect any of the representations and warranties contained herein or in any instrument or document delivered pursuant hereto. In furtherance of the foregoing, the Investigating Party shall have reasonable access, during normal business hours, to all properties, books, contracts, commitments and records of each other, and shall furnish to the other and their representatives such financial and operating data and other information as may from time to time be reasonably requested relating to the transactions contemplated by this Agreement. Each of Synergistic and Subsidiary, on the one hand, and Salex, the Salex Subsidiaries and the Salex Stockholders, on the other, and the respective management, employees, accountants and attorneys of the corporate parties shall cooperate fully with the Investigating Party in connection with such investigation.

                                            (b) The parties hereto hereby agree
that all confidential information of a party to which an Investigating Party obtains access shall be governed by and subject to all of the terms and conditions of paragraph 11 of the letter agreement dated May 1, 1996 ("Confidentiality Agreement") among the parties hereto.

                           5.2. Consummation of Transaction.  Each of the
parties hereto hereby agrees to use all reasonable efforts to cause all conditions precedent to his or its obligations (and to the obligations of the other parties hereto to consummate the transactions contemplated hereby) to be satisfied, including, but not limited to, using all reasonable efforts to obtain all required (if so required by this Agreement) consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

                           5.3. Registration of Synergistic Public Warrants.
Synergistic agrees to use its best efforts to effectuate the registration of its existing public warrants and the underlying shares of common stock and the reduction of the exercise price to $2.50 per share.

                           5.4. Cooperation/Further Assurances.

                                    (a) Each of the parties hereto hereby agrees
to cooperate fully with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement.

                                    (b) Each of the parties hereto hereby
further agrees to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents as may be required by this Agreement and as Synergistic and/or Subsidiary, on the one hand, and/or Salex, the Salex Subsidiaries, or the Salex Stockholders, on the other, or their respective legal counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

                           5.5. Accuracy of Representations. Each party hereto
agrees that prior to the Closing Date he or it will enter into no transaction and take no action, and will use his or its best efforts to prevent the occurrence of any event (but excluding events which occur in the ordinary course of business and events over which such party has no control), which would result in any of his or its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument executed and delivered by him or it pursuant hereto not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

                           5.6. Notification of Certain Matters. Salex, the
Salex Subsidiaries and the Salex Stockholders shall give prompt notice to Synergistic and Subsidiary, and Synergistic or Subsidiary shall give prompt notice to Salex, the Salex Subsidiaries and the Salex Stockholders, as the case may be, of (a) the occurrence, or nonoccurrence, or any event the occurrence, or nonoccurrence, of which would be likely to cause any representation contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of Salex, the Salex Subsidiaries and the Salex Stockholders, on the one hand, and of Synergistic and/or Subsidiary, on the other, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by him or it hereunder; provided, however, that the delivery of any notice pursuant to this Subsection 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                           5.7. Proxy Statement. Promptly after the Effective
Time, Synergistic shall file with the SEC a proxy statement (the "Proxy Statement"), or in the case stockholder action is taken without a meeting, an information statement (the "Information Statement") relating to the approval of an Amendment to the Certificate of Incorporation increasing the number of authorized shares of Synergistic Common Stock to allow for the exercise of all outstanding warrants and the conversion of all outstanding shares of preferred stock. Salex and the Salex Stockholders shall, within five (5) business days of receipt of such statement, have the right to conduct a reasonable review, to request reasonable changes and to approve portions of the Proxy Statement or Information Statement with respect to the accuracy of information relating to Salex or the Salex Stockholders. Promptly after the Proxy Statement or Information Statement has cleared the SEC, Synergistic shall thereafter mail the Proxy Statement to the Synergistic stockholders. The term "Proxy Statement" or Information Statement shall mean such proxy or information statement at the time it initially is mailed to the Synergistic stockholders and all amendments and supplements thereto, if any, similarly filed and mailed.

                           5.8. Broker. Each of Synergistic, Subsidiary and
Salex, the Salex Subsidiaries and the Salex Stockholders represents and warrants to the other parties that no broker or finder has been engaged or dealt with in connection with any of the transactions contemplated by this Agreement, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker's fees, finder's fees, commissions or like payments.

                           5.9. Legal, Accounting or Other Costs. Each party
hereto shall be solely responsible for his or its legal, accounting and other costs related thereto. The Salex Stockholders shall bear their personal legal, accounting and similar costs relating to the transactions contemplated by this Agreement, to the extent such costs were incurred in connection with counsel other than Seyfarth, Shaw, Fairweather & Geraldson.

                           5.10. No Solicitation of Transactions.

                                    (a) Prior to the earlier of the Effective
Time or the termination of this Agreement in accordance with its terms, none of Salex, the Salex Subsidiaries, or the Salex Stockholders will, directly or indirectly, through any director, officer, employee, agent or otherwise, solicit, initiate or encourage the submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the Assets or Business of, or any equity interest in, Salex, or any business combination with Salex or, except to the extent required by fiduciary obligations under applicable law, as advised by counsel in writing, and other than with Synergistic and/or Subsidiary, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Except to the extent required by fiduciary obligations under applicable law, as advised by counsel in writing, Salex, the Salex Subsidiaries and the Salex Stockholders shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing (other than in respect of the transaction contemplated hereby). Salex, the Salex Subsidiaries and the Salex Stockholders shall promptly notify Synergistic if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Synergistic, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer.

                                    (b) Prior to the earlier of the Effective
Time or the termination of this Agreement, Synergistic and the Swartwood Stockholders shall not, directly or indirectly (i) sell a controlling equity interest in Synergistic or Subsidiary, (ii) sell all or substantially all of the assets of Synergistic or Subsidiary except as specified in Section 6.2.11 hereof, (iii) merge Synergistic or Subsidiary with or into another entity, other than pursuant to the Merger, (iv) purchase the assets or equity interest of another entity, (v) enter into any negotiations or agreements related to any of the foregoing, or (vi) take any action that would result in a change in beneficial ownership of the Swartwood Stockholders.

                           5.11. Management and Administrative Matters

                                    5.11.1. Synergistic shall, effective at the
Closing, take any and all steps or actions reasonably necessary to effect the following:

                                    (a) amendment of the By-Laws of Synergistic
to provide for an increase in the number of directors on the Board of Directors of Synergistic to seven (7) and the appointment of Richard Belz, Crimi and four persons designated by Crimi as the additional members of the Board of Directors. Such directors shall serve until their successors are duly elected and qualified, with each to hold office in accordance with the Certificate of Incorporation and By-Laws of Synergistic;

                                    (b) nomination and appointment of Crimi as
Chairman of the Board of Directors of Synergistic;

                                    (c) provide for the issuance to the Salex
Stockholders, at an exercise price acceptable to the Salex Stockholders, of an amount of options (the "Equivalent Options") sufficient to balance the effect of the number of employee stock options granted by Synergistic as of the Effective Date so as to maintain the 51%/49% split of ownership of Synergistic in favor of the Salex Stockholders;

                                    (d) provide for the issuance to Crimi of an
option to purchase 500,000 shares of Synergistic Common Stock at an exercise price per share of $1.50 per share, such options to have a three-year term and exercisable in the event that the net income of Synergistic (before taxes) equals or exceeds $2.7 million for the year ended April 30, 1997 (the "Crimi Option"); provided that such option (and the underlying common stock) shall have unlimited piggy-back registration rights; and

                                 5.11.2. Salex shall, effective at the Closing,
take any or all steps reasonably necessary to terminate the Stockholder Agreement among the Salex and the Salex Stockholders dated August 4, 1995 at or prior to the Closing.

                           5.12. Prohibited Conduct.

                                 5.12.1. Each of Salex, the Salex Subsidiaries
and the Salex Stockholders, jointly and severally, covenants and agrees that, during the period from the date hereof to the earlier to occur of September 30, 1996 or the Effective Time, except pursuant to the terms hereof or unless Synergistic shall otherwise agree in writing, the Business shall be conducted only, and Salex shall not take any action except, in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws.

                                 5.12.2. Neither Salex, the Salex Subsidiaries,
nor the Salex Stockholders, nor the Synergistic or the Swartwood Stockholders, between the date of this Agreement and the earlier to occur of September 30, 1996 or the Effective Time, directly or indirectly do, or propose or commit to do, any of the following except as specifically provided by this Agreement or, if not as provided, then not without the prior written consent of Synergistic or Salex, as the case may be:

                                    (a) (i) declare, set aside or pay any
dividends on, or make any other distributions in respect of, any of the Salex or Synergistic Common Stock, or (ii) split, combine or reclassify any of the Salex or Synergistic Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Salex Common Stock, or otherwise;

                                    (b) authorize for issuance, issue, deliver,
sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber, any shares of Salex Common Stock or Synergistic Common Stock or shares of common stock of the Salex Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities convertible securities or any other securities or equity equivalents (other than the private placement with Redstone Securities, Inc. under consideration as of the date hereof);

                                    (c) (i) increase the compensation payable or
to become payable to any officer, director, employees or consultant of Salex or the Salex Subsidiaries or Synergistic, except pursuant to the terms of contracts, policies or benefit arrangements in effect on the date hereof, or
(ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, other employee or consultant of Salex or the Salex Subsidiaries or Synergistic, except pursuant to the terms of contracts, policies and benefit arrangements in effect on the date hereof, or
(iii) establish, adopt, enter into or amend any collective bargaining (other than in accordance with past practice), bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or consultants of Salex or the Salex Subsidiaries or Synergistic;

                                    (d) amend the Certificate or Articles of
Incorporation, By-Laws or other comparable charter or organizational documents of Salex or the Salex Subsidiaries or Synergistic or alter through merger, liquidation, reorganization, restructuring, or in any other fashion, the corporate structure or ownership of Salex or the Salex Subsidiaries or Synergistic;

                                    (e) acquire, or agree to acquire, (i) by
merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to Salex and/or the Salex Subsidiaries or Synergistic, except purchases consistent with past practice;

                                    (f) sell, lease, license, mortgage or
otherwise encumber or subject to any lien, security interest, pledge or encumbrance or otherwise dispose of any of the Assets or assets of Synergistic, except sales in the ordinary course of business consistent with past practice;

                                    (g) (i) permit Salex or the Salex
Subsidiaries or Synergistic to incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Salex or the Salex Subsidiaries or Synergistic, guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) permit Salex or Synergistic to issue any guaranties of any indebtedness of the Salex Subsidiaries or any affiliate of Synergistic;

                                    (h) except in the ordinary course of
business, enter into any agreement, contract, commitment, involving a commitment on the part of Salex or the Salex Subsidiaries or

Synergistic to purchase, sell, lease or otherwise dispose of assets or require payment by Salex or Synergistic in excess of $50,000;

                                    (i) adopt a plan of complete or partial
liquidation of Salex or the Salex Subsidiaries or Synergistic or resolutions providing for or authorizing such a liquidation or the dissolution, merger, consolidation, restructuring, recapitalization or reorganization of Salex or the Salex Subsidiaries or Synergistic;

                                    (j) cause Salex or the Salex Subsidiaries or
Synergistic to recognize any labor union (unless legally required to do so) or enter into or amend any collective bargaining agreement;

                                    (k) change any accounting principles used by
Salex or the Salex Subsidiaries or Synergistic, unless required by the SEC or the Financial Accounting Standards Board;

                                    (l) make any tax election of, or settle,
compromise any income tax liability of, or prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of the operations of Salex and/or the Salex Subsidiaries or Synergistic, taken as a whole;

                                    (m) settle or compromise any litigation in
which any of Salex or the Salex Subsidiaries or Synergistic and/or any officer, director or agent thereof is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $5,000 and in the aggregate in an amount in excess of $50,000; and

                                    (n) authorize any of, or commit or agree to
take any of, the foregoing actions.

                           5.13.  Payment of Taxes Upon Transfer of the Shares.
Salex or the Salex Stockholders, on the one hand, and Synergistic and Subsidiary, on the other, as the case may be, shall be responsible for, and shall pay, their own sales, use, purchase, transfer and similar taxes, and any and all filing, recording, registration arising out of the transactions contemplated by this Agreement and imposed by Federal or New York state or local law, including any income taxes.

                           5.14.  Continued Registration Under the Exchange
Act/Continued Quotation by NASDAQ.

                           On and after the Effective Date, Synergistic shall
(i) continue to maintain the registration of the Synergistic Common Stock under the Exchange Act of 1934, (ii) continue to maintain the inclusion of the Synergistic Common Stock in the NASDAQ National Market System, including, without limitation, maintenance of required registered market makers for such shares.

                           5.15.  Post-Closing SEC/NASD Filings.

                           On and after the Effective Date, Synergistic will
undertake all necessary filings with the SEC, NASD or any other regulatory or administrative body otherwise required as a result of the transactions provided for hereunder.

                  6.       Conditions of Merger.

                           6.1.  Conditions to Obligations of Synergistic and
Subsidiary to Effect the Merger. The respective obligations of Synergistic and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, which if not fulfilled by Salex, the Salex Subsidiaries or the Salex Stockholders or waived by Synergistic and Subsidiary shall give Synergistic and Subsidiary the right to terminate this
Agreement:

                                    6.1.1. Accuracy of Representations and
Warranties. The representations and warranties of each of Salex, the Salex Subsidiaries and/or the Salex Stockholders contained in this Agreement or in any Salex Document delivered by any of them shall have been true when made, and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                                    6.1.2. Performance of Agreements. Each of
Salex, the Salex Subsidiaries and the Salex Stockholders, as the case may be, shall have performed, observed and complied in all material respects with all of their obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects conditions contained in any Salex Document and required to be performed, observed or complied with, or to be satisfied or fulfilled, by Salex, the Salex Subsidiaries and/or the Salex Stockholders at or prior to the Closing Date.

                                    6.1.3. Opinion of Counsel for Salex.
Synergistic and Subsidiary shall have received an opinion of counsel for Salex, the Salex Subsidiaries and the Salex Stockholders, dated the Closing Date, as reasonably agreed by the parties.

                                    6.1.4. Fairness Opinion. Synergistic shall
have received a fairness opinion from Paragon Securities, satisfactory in all respects, that the Divestiture is fair to the stockholders of Synergistic.

                                    6.1.5. Litigation. No order of any court or
administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted or threatened by any person or entity (other than with respect to the Crimi Obligation to AG), and which, in the reasonable judgment of Synergistic (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

                                    6.1.6. Consents and Approvals. All consents,
waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by Salex, the Salex Subsidiaries and the Salex Stockholders, of their respective obligations hereunder and under any agreement delivered pursuant hereto, or which in Synergistic's reasonable judgment are necessary to continue unimpaired, subsequent to the Effective Time, any rights in and to the Assets and/or the Business which could be impaired by the Merger, shall have been duly obtained and shall be in full force and effect.

                                    6.1.7. Date of Consummation. The Merger
shall have been consummated on or prior to September 30, 1996, or such later date as the parties shall agree by a written instrument signed by all of them.

                                    6.1.8. Validity of Transactions. The
validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by Salex, the Salex Subsidiaries and the Salex Stockholders pursuant hereto, shall be satisfactory in all material respects to Synergistic and its counsel.

                                    6.1.9. No Material Adverse Change. There
shall not have occurred after the date hereof, in the reasonable judgment of Synergistic, a material adverse change in the financial or business condition of Salex or the Salex Subsidiaries, either individually or taken as a whole.

                                    6.1.10. Closing Certificate. Salex, the
Salex Subsidiaries and the Salex Stockholders shall have furnished Synergistic and Subsidiary with certificates, executed by them, dated the Closing Date, to the effect that all the respective representations and warranties are true and complete in all material respects and all covenants to be performed at or as of the

Closing have been performed in all material respects and conditions to be satisfied at or as of the Closing have been waived or satisfied in all material respects.

                           6.2. Conditions to Obligations of Salex, the Salex
Subsidiaries and the Salex Stockholders to Effect the Merger. The obligations of Salex, the Salex Subsidiaries and the Salex Stockholders to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, which, if not fulfilled by Synergistic or Subsidiary or waived by Salex, shall give Salex the right to terminate this Agreement:

                                    6.2.1. Accuracy of Representations and
Warranties. The representations and warranties of Synergistic and Subsidiary contained in any Synergistic Documents delivered by either Synergistic or Subsidiary or both of them shall have been true when made, and, in addition, shall be true in all material respects, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                                    6.2.2. Performance of Agreements. Each of
Synergistic and Subsidiary shall have performed, observed and complied, in all material respects, with all obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects all conditions contained in any Synergistic Document and required to be performed, observed or complied with, or satisfied or fulfilled, by either or both of them at or prior to the Closing Date.

                                    6.2.3. Opinion of Counsel for Synergistic
and Subsidiary. Salex, the Salex Subsidiaries and the Salex Stockholders shall have received an opinion of Tenzer Greenblatt LLP, counsel for Synergistic and Subsidiary, dated the Closing Date, as reasonably agreed by the parties.

                                    6.2.4. Litigation. No order of any court or
administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby shall have been instituted or threatened by any person or entity, and which in the reasonable judgment of the Board of Directors of Salex (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

                                    6.2.5. Consents and Approvals. All consents,
waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (including the NASD) (and all amendments and modifications to existing agreements with third parties) required as a precondition to the performance by Synergistic and Subsidiary of their respective obligations hereunder and under any agreement delivered pursuant hereto, shall have been duly obtained and shall be in full force and effect.

                                    6.2.6. Date of Consummation. The Merger
shall have been consummated on or prior to September 30, 1996, or such later date as the parties shall agree by a written instrument signed by all of them.

                                    6.2.7. Validity of Transactions. The
validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by Synergistic and Subsidiary pursuant hereto, shall be satisfactory in all material respects to the Board of Directors of Salex and its counsel.

                                    6.2.8. No Material Adverse Change. There
shall not have occurred after the date hereof, in the reasonable judgment of the Board of Directors of Salex, a material adverse change in the financial or business condition of Synergistic or Subsidiary, taken as a whole; provided, however, that the Divestiture shall not be deemed a material adverse change.

                                    6.2.9. Synergistic Management. Synergistic
shall have effected each of the matters set forth in Subsection 5.11, to be effective on or immediately after the Effective Time.

                                    6.2.10. Stock Options. At the Effective
Time, there shall be issued the Equivalent Options and the Crimi Option.

                                    6.2.11. Divestiture. By the Effective Time,
Synergistic shall (i) have divested (the "Divestiture") itself of (a) its subsidiary Dickinson & Co., a registered broker/dealer and (b) its investment in Electronic Designs, Inc. ("EDIX") pursuant to the terms and conditions of the Divestiture Agreement of even date herewith between Synergistic and Dickinson Holding Corp and (ii) the Transferee shall have entered into a tax indemnity agreement, in form and substance satisfactory to counsel to Salex, providing for the Transferee to indemnify Synergistic for 50% of any tax liability incurred by Synergistic pursuant to the Divestiture.

                                    6.2.12. Closing Certificate. Each of
Synergistic and Subsidiary shall have furnished Salex, the Salex Subsidiaries and the Salex Stockholders with certificates, each executed by their respective presidents, dated the Closing Date, to the effect that all the representations and warranties of Synergistic or Subsidiary, as the case may be, are true and complete in all material respects and all covenants to be performed by each of Synergistic or Subsidiary, as the case may be, at or as of the Closing have been performed in all material respects and conditions to be satisfied at or as of the Closing have been waived or satisfied in all material respects.

                                    6.2.13. Consummation of Redstone Private
Placement. Prior to the Closing, Crimi shall have (i) received satisfactory evidence that Redstone Securities, Inc. has successfully placed 8.5% Series A Convertible Preferred Stock and warrants of Salex for an aggregate offering price of not less than $630,000, in accordance with Salex's Confidential Private Offering Memorandum dated June July 9, 1996 (the "Redstone Placement") and that the proceeds from such placement have been escrowed in a manner satisfactory to Crimi for use by Salex or have been released to Salex.

                                    6.2.14. Registration Rights. Synergistic and
the Salex Stockholders shall have entered into a registration rights agreement, in form satisfactory to the Salex Stockholders, providing for one demand registration right and unlimited piggy-back registration rights (the "Registration Rights Agreement").

                                    6.2.15. Qualification for NASDAQ Quotation.
Synergistic shall continue to qualify for quotation on the NASDAQ National Market System or shall make such application to NASDAQ for continued listing as may be necessary and appropriate.

                                    6.2.16. Synergistic Fairness Opinion.
Paragon Securities shall have delivered the fairness opinion set forth in
Section 6.2.11 hereof.

                                    6.2.17. Salex Employment Agreement. The
employment agreements for Crimi and Pershing shall have been assumed by Synergistic.

                                    6.2.18. Assumption of Mortgage. Synergistic
shall have assumed the existing mortgage on Salex's principal executive headquarters and secured the release in full of Crimi.

                                    6.2.19. Issuance of Notes. The Notes shall
have been issued and delivered by Synergistic to Crimi.

                                    6.2.20. Release of Falstaff Loan/All
Indebtedness. Synergistic shall have delivered satisfactory evidence of the release and satisfaction of all indebtedness and liabilities of Synergistic, including, without limitation, conversion of the Falstaff debt.

                                    6.2.21. Litigation Matters. Synergistic
shall have delivered satisfactory evidence regarding all litigations involving the operations of Dickinson & Co. and, to the extent requested by Salex, satisfactory indemnification for Synergistic with respect to any such litigations.

                                    6.2.22. Cancellation of Synergistic Options.
Synergistic shall have delivered satisfactory evidence of the cancellation of Synergistic options to the extent necessary to reflect the current outstanding options of 172,300.

                  7. The Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8, the closing of the Merger (the "Closing") will take place at the offices of Tenzer Greenblatt LLP as promptly as practicable and in any event within five business days after satisfaction or waiver of the conditions set forth in Section 6 but in no event later than September 30, 1996 (the "Closing Date"); or such later date as shall have been fixed by a written instrument signed by the parties.

                                    7.1. Deliveries by Synergistic and
Subsidiary at the Closing of the Merger. At the Closing, Synergistic and Subsidiary shall deliver the following:

                                    (a) stock certificate(s), representing the
Share Consideration registered in the names of the Salex Stockholders;

                                    (b) the Notes, the Equivalent Options and
the Crimi Option;

                                    (c) copies of (i) (A) resolutions adopted by
the Boards of Directors of Synergistic authorizing Synergistic to execute and deliver the Synergistic Documents to which it is a party and to perform its obligations thereunder, upon the terms and subject to the conditions set forth therein, (B) resolutions adopted by the Board of Directors of Synergistic increasing the number of directors constituting the entire Board to seven (7) members and designating Crimi and four persons designated by Crimi as Directors, duly certified by the Secretary or Assistant Secretary of Synergistic, and (ii) resolutions of the Board of Directors of Subsidiary authorizing Subsidiary to execute and deliver the Synergistic Documents to which it is a party, to perform its obligations thereunder, and to effect the Merger upon the terms and subject to the conditions set forth therein, duly certified by the Secretary or Assistant Secretary of Subsidiary.

                                    (d) confirmation, in the form satisfactory
to the parties hereto, from the State of Delaware or a filing service (jointly chosen by the parties hereto) that the Certificate of Merger of Subsidiary with and into Salex has been filed with the Secretary of State of Delaware; together with a copy of the executed form of such agreement.

                                    (e) certificates of the Secretary or
Assistant Secretary of each of Synergistic and Subsidiary certifying as to the incumbency and specimen signatures of the officers of Synergistic and Subsidiary executing the Synergistic Documents on behalf of such corporation.

                                    (f) the Registration Rights Agreement.

                           7.2. Deliveries by Salex at the Closing. At the
Closing, Salex, the Salex Subsidiaries and the Salex Stockholders, as applicable, shall deliver to Synergistic and/or Subsidiary, as the case may be, the following:

                                    (a) stock certificate(s) representing the
Salex Shares, duly endorsed for transfer or with duly executed stock powers attached; and the Crimi Shares also duly endorsed for transfer.

                                    (b) a copy of the resolutions of the Boards
of Directors of Salex and the Salex Subsidiaries, authorizing Salex and the Salex Subsidiaries, respectively, to execute and deliver the Salex Documents, to perform their obligations thereunder and to effect the Merger, duly certified by the Secretary or assistant Secretary of Salex or the Salex Subsidiaries, as the case may be.

                                    (c) certificates of the Secretary or
Assistant Secretary of Salex certifying as to the incumbency and specimen signatures of the officers of Salex executing the Salex Documents on behalf of such corporation.

                           7.3. Other Deliveries. In addition, the parties shall
execute and deliver such other documents as may be required by this Agreement and as either of them or their respective counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

                  8. Termination, Amendment and Waiver.

                           8.1. Termination. Subject to the cure period provided
for in Subsection 8.1(d), this Agreement may be terminated at any time prior to the Effective Time:

                                    (a) By mutual consent of the Boards of
Directors of Synergistic, Subsidiary and Salex; or

                                    (b) By Synergistic and Subsidiary, on the
one hand, or Salex, on the other hand, if (i) the Merger shall not have been consummated by September 30, 1996, or such later date as the parties shall have fixed by written instrument signed by the parties hereto or, at the election of a party because a condition to the Merger set forth in this Agreement has not been fulfilled; provided, however, that the right to terminate this Agreement under this Subsection shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to vacate), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

                                    (c) By Synergistic and Subsidiary, on the
one hand, or by Salex, on the other hand, if, in the reasonable judgment of Synergistic and Subsidiary or Salex, as the case may be, (and provided such parties are not then in material breach of their respective obligations hereunder), it shall have been determined that the transaction contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities or by any other person of material litigation or proceedings against

Synergistic or Salex (other than with respect to the Crimi Obligation to AG).

                                    (d) In the event Synergistic or Subsidiary,
on the one hand, or Salex and the Salex Subsidiaries, on the other hand, breaches or otherwise fails to perform any material part of this Agreement, then the other party (or parties) hereto not in breach shall notify in (writing) the party in material breach and demand that such material breach or such material failure to perform be corrected within a stipulated period, which period shall not be less than ten (10) days following notification. If the party (or parties) in material breach fails to correct the material breach with the period stated in the written notice of demand for correction, the other party (or parties) may, in its (or their) sole discretion, immediately terminate this Agreement by giving the party (or parties) in material breach written notice of termination.

                           8.2.  Effect of Termination.  In the event of the
termination of this Agreement as provided in this Section 8, this Agreement shall, except with respect to Subsection 8.2, forthwith become null and void and there shall be no liability on the part of any party hereto except and to the extent such termination results from the willful breach by a party of any of its representations, warranties or agreements hereunder, in which case, the non-breaching party shall be entitled to damages. Any termination shall not, however, affect the obligations of the parties under the Confidentiality Agreement.

                           8.3.  Fees and Expenses.

                                    (a) Each of the parties shall be responsible
for, and shall pay, its or his respective fees and expenses incurred by such party in connection with the Merger and the transactions contemplated by this Agreement.

                           8.4.  Amendment.  This Agreement may not be amended
except by an instrument in writing signed by each of the parties hereto.

                           8.5.  Waiver.  At any time prior to the Effective
Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  9.  Survival of Representations and Warranties.

                  Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto shall survive the Closing Date for a period of two (2) years after the Effective Time; provided, however, the representations and warranties relating to matters which are subject to statutes of limitations with respect to action by governmental bodies, such as taxing authorities, shall survive for the duration of the periods provided by such statute.

                  10.  General Provisions.

                           10.1.  Notices.  All notices and other
communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the earlier of the date delivered if delivered personally, by overnight courier or mailed by express mail, or within 3 business days if sent by registered or certified mail (postage prepaid, return receipt requested) or on the date sent by facsimile transmittal, confirmed by express, certified or registered mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

If to Synergistic or
  Subsidiary:                             Synergistic Holdings Corp.
                                          405 Sixth Avenue, Suite 200
                                          Des Moines, Iowa  50309

         with a copy to:                  Tenzer Greenblatt LLP
                                          405 Lexington Avenue
                                          New York, New York 10174
                                          Attn:  Barry S. Rutcofsky
                                          Fax:  (212) 885-50001


If to Salex or Salex                      Salex Holding Corporation
  Subsidiaries:                           50 Laser Court
                                          Hauppauge, New York 11788

         with a copy to:                  Seyfarth, Shaw, Fairweather &
                                            Geraldson
                                          900 Third Avenue
                                          New York, New York 10022
                                          Attention: Michael J. Album, Esq.
                                          Telecopy: (212) 752-3116

If to the Salex
  Stockholders, to:                       The name and address set forth
                                          on Schedule 2.3.

                           10.2. Severability. If any term or other provision of
this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

                           10.3. Entire Agreement. This Agreement and the
Confidentiality Agreement and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                           10.4. No Assignment. This Agreement shall not be
assigned by operation of law or otherwise, and any assignment shall be null and void.

                           10.5. Headings. Headings in this Agreement are
included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                           10.6. Governing Law. This Agreement shall be governed
by, and construed in accordance with, the law of the State of New York without regard to its choice of law principles. Each of Synergistic, Subsidiary, and Salex hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the States of New York and of the United States located in the County of New York, State of New York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that such litigation brought in New York, New York has been brought in an inconvenient forum.

                           10.7. Attorneys' Fees. In the event of any dispute
arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its reasonable attorneys' fees and costs incurred in litigating, arbitrating, or otherwise settling or resolving such dispute.

                           10.8. Counterparts. This Agreement may be executed in
one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                           10.9. Effect of Abandonment. In the event that this
Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to the terms hereof, this Agreement shall forthwith become wholly void and of no force and effect, except as to 10.1 hereof; provided, however, that nothing in this Agreement contained shall be deemed to relieve any party hereto from liability for any breach of this Agreement prior to termination.

                           10.10. Amendment. This Agreement may only be amended
by a written instrument executed by each of the parties hereto.

                           10.11. Binding Effect; Benefits. This Agreement shall
inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing herein contained, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

                           10.12. Waiver, etc. The failure of any of the parties
hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

                           10.13. Announcements. No party hereto shall issue
any press release or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without the prior approval of the other parties hereto, except as may be required by applicable law or the applicable rules or regulations of any stock exchange.

                           10.14.  Schedules.  The Schedules delivered pursuant
to this Agreement are an integral part hereof. Each such Schedule shall be in writing, shall indicate the subparagraph pursuant to which it is being delivered, and shall be initialled by the delivering party.


                  IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed as of the date first written above.

                SIGNATURE PAGES FOR MERGER AGREEMENT by and among
                SALEX HOLDING CORPORATION, SALEX INDUSTRIES, INC.
            SYNERGISTIC HOLDINGS CORP, SALVATORE CRIMI, THE SALVATORE
          CRIMI FAMILY LIMITED PARTNERSHIP, PERSHING SUN, JENNIFER SUN,
                MICHAEL SUN, HARRISON A. FITZPATRICK, FRANCIS X.
                      FITZPATRICK and SUSAN TAUSS GIOVINCO


                                    SALEX HOLDING CORPORATION


                                    By: /s/ Sal Crimi
                                       --------------------------------------


                                    SALEX INDUSTRIES, INC.


                                    By: /s/ Thomas Swartwood
                                       --------------------------------------


                                    SYNERGISTIC HOLDINGS CORP.


                                    By: /s/ Thomas Swartwood
                                       --------------------------------------

                                    SALEX FLEET SPECIALIST CORP.


                                    By: /s/ Sal Crimi
                                       --------------------------------------

                                    SALEX FLEET MANAGEMENT CORP.


                                    By: /s/ Sal Crimi
                                       --------------------------------------


                                    SALEX NATIONAL ACCOUNT CORP.


                                    By: /s/ Sal Crimi
                                       --------------------------------------

                                    SALEX SALVAGE DISPOSAL CORP.


                                    By: /s/ Sal Crimi
                                       --------------------------------------

                              SALEX FINANCIAL SERVICES CORP.

                              By: /s/ Sal Crimi
                                 --------------------------------------


                              /s/ Sal Crimi
                              -----------------------------------------
                              SALVATORE CRIMI


                              THE SALVATORE CRIMI FAMILY LIMITED
                              PARTNERSHIP


                              By: /s/ Rose Crimi
                                 --------------------------------------
                                 Rose Crimi, General Partner


                              /s/ Pershing Sun
                              -----------------------------------------
                              PERSHING SUN


                              /s/ Jennifer Sun
                              -----------------------------------------
                              JENNIFER SUN


                              /s/ Michael Sun
                              -----------------------------------------
                              MICHAEL SUN


                              /s/ Harrison A. Fitzpatrick
                              -----------------------------------------
                              HARRISON A. FITZPATRICK


                              /s/ Francis X. Fitzpatrick
                              -----------------------------------------
                              FRANCIS X. FITZPATRICK


                              /s/ Susan Tauss Giovinco
                              -----------------------------------------
                              SUSAN TAUSS GIOVINCO


                              /s/ T. Marshall Swartwood
                              -----------------------------------------
                              T. MARSHALL SWARTWOOD


                              /s/ Thomas M. Swartwood
                              -----------------------------------------
                              THOMAS M. SWARTWOOD

                                      -100-